Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Capstone Turbine Corporation on Form S-3 (File No. 333-232867) of our report dated June 11, 2019, with respect to our audits of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP
Marcum LLP
Costa Mesa, California
October 2, 2019